EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264610) and Form S-8 (No. 333-274294) of First Guaranty Bancshares, Inc. of our report dated March 15, 2024, with respect to the consolidated financial statements of First Guaranty Bancshares, Inc. and subsidiary, and the effectiveness of internal control over financial reporting of First Guaranty Bancshares, Inc. and subsidiary included in this Annual Report on Form 10-K of for the year end December 31, 2023, included in the Annual Report on Form 10-K of First Guaranty Bancshares, Inc. for the year ended December 31, 2023.
/s/ Griffith, DeLaney, Hillman & Lett CPA, PSC
Ashland, Kentucky
March 15, 2024